EXHIBIT 3

                     SCHEDULE 13D -- THE RIGHT START, INC.


                                                            Shares
                                                            ------
          Kayne, Anderson Investment
            Management, Inc.

            -- Managed Investment
               Partnerships                               3,077,709
                                                          ---------
          Total                                           3,077,709


Mr. Kayne disclaims beneficial ownership as to all the shares except 89,060 shares held by virtue of his direct general or limited partners' interest in the partnerships and 18,631 shares by virtue of his indirect interest in the general partner's interest in the partnership.



05/09/96

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